Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces 2008 Second Quarter Results

Strengthened performance leads to operating income increase of 10.1%

to $117.1 million; earnings per share up 14.5% to $0.41

Financial & Sales Highlights

Second Quarter Ended	June 29, 2008	July 1, 2007	% Change
Revenues	$510.7	$465.3	9.8%
Operating Income	$117.1	$106.3	10.1%
Adjusted Operating Income(1)	$120.2	$106.3	13.0%
Effective Tax Rate	33.2%	33.8%
Net Income	$75.0	$67.2	11.5%
Diluted Earnings Per Share	$0.41	$0.36	14.5%
Fully Diluted Shares	184.3	189.3	(2.6)%

($ in millions except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)

Adjusted operating income is a non-GAAP measure. For information regarding this measure and a reconciliation to U.S. GAAP operating income, please refer to “Disclosure on Non-GAAP Financial Measure” and Table 1 in this release.

Same-Store Sales	Q2 2008	Q2 2007
Canada	5.7%	6.6%
United States	3.1%	3.8%

Same-store sales calculation methodology includes restaurants beginning the 13th month after opening.

As of June 29, 2008, 99.3% of system restaurants in Canada and 91.9% of U.S. restaurants were franchised.

Highlights

•	Second quarter systemwide sales(2) increased 9.8%

•	Operating income increased to $117.1 million, up 10.1%

•	Adjusted operating income(1), excluding restructuring charge, up 13.0%

•	31 restaurants opened

•	Board declares quarterly dividend of $0.09 per share

•	1.5 million shares purchased as part of the share repurchase program

OAKVILLE, ONTARIO, (August 7, 2008): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced strong operating results for the second quarter ended June 29, 2008.

Systemwide sales(2), which include sales from Company-operated and Franchise restaurants, grew 9.8% in the second quarter compared to the same period last year. Canadian same-store sales increased 5.7% and U.S. same-store sales increased 3.1%. Total revenues were $510.7 million, rising 9.8% compared to $465.3 million in the same period last year. Net income was $75.0 million, an increase of 11.5% compared to $67.2 million in the second quarter last year. Earnings per diluted share were $0.41, an increase of 14.5% compared to $0.36 in the second quarter of 2007.

“The strength of our model and customer offering resulted in strong sales and earnings growth in a challenging environment. We were pleased with our store owners’ ability to meet the needs of our customers and reinforce our differentiated positioning as a destination for people looking for quality products at a reasonable price. We continue to be on track to meet our operating income growth target of 10% excluding the impact of the $3.1 million restructuring charge,” said Don Schroeder, president and CEO.

Schroeder added: “Our brand and consumer loyalty and value-oriented menu offering positions us well within the sector, particularly during more difficult economic times. The state of the macro environment and resulting sales climate continues to be challenging, and we will be diligent and actively monitor the situation.”

Consolidated Performance

The Company opened 31 restaurants during the quarter, compared to 18 in the second quarter of 2007.

An active promotional program during the quarter included Whole Grain Raspberry Muffins and Green Tea, the Chocolate Brownie Iced Capp Supreme, Homestyle Hash Browns, Strawberry Blossom Donuts and French Vanilla Iced Coffee (US only). The Company also introduced and promoted a Slow Roast Beef sandwich, along with Maple-themed products, including the Maple Crunch donut, Maple Pecan danish and Maple shortbread cookie. During the quarter Tim Hortons also held its annual Camp Day, and through leadership of the store owners, more than 3,000 restaurants in North America participated. Camp Day raised approximately $9 million which will be used to provide an opportunity for thousands of economically disadvantaged children to attend the Tim Horton Children’s Foundation Camps in Canada and the United States.

Total revenues were $510.7 million in the second quarter, up 9.8% compared to $465.3 million in the same period of 2007. Sales, the largest component of revenues, consisting primarily of distribution sales, grew by 9.1% to $335.9 million compared to $308.0 million during the same period last year.

The transition from Company-operated restaurants to the owner-operator model continued in the second quarter, with the number of Company-operated restaurants reduced by 22 year-over-year. The impact of the fewer number of Company-operated restaurants was more than offset by a higher number of restaurants consolidated under FIN 46R.

In the second quarter, revenues from rents and royalties grew 9.6% to $153.5 million compared to $140.1 million in the comparable period of 2007, consistent with systemwide sales growth. Franchise fees increased 24.0% to $21.3 million compared to $17.1 million in the same quarter of last year due to a higher number of units sold, and a shift in mix towards standard restaurant openings versus the comparable period of 2007. This impact was offset in part by lower deferred revenues recognized in 2008 from our U.S. franchise incentive program.

Franchise fee costs rose 16.6% in the second quarter compared to last year. Higher franchise fee costs were due primarily to a larger number of units sold compared to last year and a higher number of renovations and replacements. Increased franchise support costs and expenses associated with establishing franchisees’ businesses also led to higher overall franchise fee costs.

Cost of sales was 8.6% in the second quarter compared to the same period last year, reflecting the effect of completion of refrigerated and frozen product delivery from the Guelph distribution center and increased systemwide sales growth. Increased cost of sales was also due to an increase in the number of restaurants consolidated under FIN 46R, largely offset by the fewer number of Company-operated restaurants. Operating expenses grew 9.1% in the quarter compared to the second quarter of 2007, primarily due to the increased number of restaurant openings and higher variable rent on existing properties.

General and administrative costs for the quarter were $36.1 million, up 17.2% versus the prior year comparable costs of $30.8 million. The year-over-year increase includes a previously announced restructuring charge. Excluding the $3.1 million charge, general and administrative costs were up 7.3% as a result of continued growth of the business. Equity income was $10.0 million, an increase of 8.3% over the comparable period of $9.2 million in the second quarter of 2007.

Second quarter operating income was $117.1 million, up 10.1% compared to $106.3 million for the same period in 2007. Excluding the restructuring charge announced previously, adjusted operating income was $120.2 million, an increase of 13.0% (see “Disclosure on Non-GAAP Financial Measure” below). Systemwide sales growth was the largest contributing factor to higher operating income, supported by higher franchise fee income and equity income, along with increased contributions from distribution.

Net interest expense was slightly higher in the second quarter, increasing to $4.9 million compared to $4.8 million in the second quarter of 2007.

Second quarter net income increased 11.5% to $75.0 million compared to $67.2 million in the same quarter of 2007. The effective tax rate during the quarter was 33.2% compared to 33.8% in the comparable period of 2007.

Diluted earnings per share (EPS) rose 14.5% to $0.41 compared to $0.36 last year in the second quarter. EPS growth was due primarily to higher net income and lower weighted average shares outstanding in the quarter, which decreased 2.6% to 184.3 million shares due to the Company’s share repurchase program.

Disclosure on Non-GAAP Financial Measure

Adjusted operating income is a non-GAAP measure. The presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. Management believes that pro forma adjusted operating income information is important for comparison purposes to prior periods and for purposes of evaluating management’s operating income target for 2008 which excludes restructuring charges. The Company evaluates its business performance and trends excluding amounts related to the restructuring. Therefore, this measure provides a more consistent view of management’s perspectives on performance than the closest equivalent U.S. GAAP measure.

Table 1 Pro forma: Adjusted operating income to U.S. GAAP reconciliation

Second Quarter Ended	June 29, 2008	July 1, 2007	% Change
Reported Operating Income	$117.1	$106.3	10.1%
Add: Restructuring Charge	3.1	—	N/M

Adjusted Operating Income	$120.2	$106.3	13.0%

($ in millions)

Segmented Performance

Same-store sales in the second quarter for the Canadian segment were up 5.7%. Pricing contributed approximately 4.4% to same-store sales in Canada during the quarter. The Canadian segment lapped significant same-store sales growth of 6.6% in the comparable period of 2007.

Segment margins in Canada were up due primarily to better leverage of top-line growth including the benefit of completed roll-out of refrigerated and frozen distribution from the Guelph distribution center, and from increased franchise fee income. Operating income increased 12.5% in the Canadian business to $130.4 million compared to $116.0 million last year in the same quarter. A total of 23 restaurants were opened in Canada during the second quarter, bringing the total to 45 restaurants on a year-to-date basis.

In the U.S. segment, same-store sales increased 3.1% during the quarter, of which approximately 2.5% was attributable to pricing. The U.S. business had a loss of $0.2 million in the second quarter. Higher systemwide sales benefited rents and royalties, offset by higher franchisee relief. U.S. segment margins were also impacted by the timing of gains from the sale of restaurants and higher support costs, which offset the positive impact of a slightly higher number of openings year-over-year. A total of 8 restaurants were opened in the U.S. this quarter, and 11 year-to-date. As part of its planned 2008 expansion plan, the Company intends to open several new restaurants in the community of Syracuse, New York during the third and fourth quarter, expanding its presence in central New York.

The shift of timing of the Easter holidays in the quarter compared to last year had an estimated positive impact of approximately 0.5% on same-store sales in Canada and less than 0.4% in the U.S.

Internationally, the number of Tim Hortons sites in Ireland and the UK has expanded to 213 licensed locations, comprised primarily of self-serve kiosks, demonstrating the continued success of the platform. While not a material contributor to earnings or revenue at this time, the international business is part of a developing international strategy and potential platform for future growth.

$200 million Share Repurchase Program Activities

The Company spent $48.9 million to repurchase a total of approximately 1.5 million shares as part of its 2007-2008 share repurchase program to return value to shareholders.

Capital Expenditures

The Company invested $33.6 million in capital expenditures in the second quarter, and $66.1 million year-to-date, primarily on its restaurant expansion program and renovations. As part of its vertical integration strategy, the Company has also approved the construction of a new coffee roasting facility, which will be located in southern Ontario. The Company will invest approximately $30 million in this facility, primarily in 2009, and when fully operational the facility will bring total internal coffee production to approximately three-quarters of the system’s needs.

“Protecting the quality, integrity and supply of our proprietary coffee blend from tree to cup is essential to our long-term success. Consistent with our vertical integration investment strategy, the new coffee roasting facility will provide significant system benefits important to the collective success of our store owners and the Company. It will also help ensure we continue to consistently serve great tasting coffee to our customers every day,” said Cynthia Devine, Chief Financial Officer.

Board Declares Dividend Payment of $0.09 Per Share

The Board of Directors has declared a quarterly dividend of $0.09 per share payable on September 2nd, 2008 to shareholders of record as of August 18th, 2008. The Company’s current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on August 25th, 2008 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on September 2nd, 2008.

Tim Hortons to Host Conference Call at 2:30 p.m. on Thursday, August 7th, 2008

Tim Hortons will host a conference call to discuss its second quarter results beginning at 2:30 p.m. Eastern Daylight Time (EDT) on Thursday, August 7th, 2008. Investors and the public may listen to the conference call by calling 416-641-6712 or 1-800-354-6885 (no access code required), or through simultaneous webcast by visiting the investor relations section at www.timhortons.com, and clicking on the “Events and Presentations” tab. A slide presentation will be available to coincide with the conference call on this site. The conference call will be available for replay on the web-site for a period of one-year.

(2)

Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 98.3% of our system is franchised as at June 29, 2008. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2008, systemwide sales growth was up 9.8% compared to the second quarter of 2007. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants. Management believes systemwide sales data is useful and important in assessing the overall health and financial performance of the brand and the Company’s Franchisee base, and ultimately, the financial performance of the Company on a consolidated and segmented basis.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee and donuts, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of June 29, 2008, Tim Hortons had 3,257 systemwide restaurants, including 2,851 in Canada and 406 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Second Quarter Ended
	June 29, 2008	July 1, 2007	$ Change	% Change
REVENUES
Sales	$335,873	$307,994	$27,879	9.1%
Franchise revenues
Rents and royalties	153,546	140,114	13,432	9.6%
Franchise fees	21,273	17,149	4,124	24.0%

	174,819	157,263	17,556	11.2%

TOTAL REVENUES	510,692	465,257	45,435	9.8%

COSTS AND EXPENSES
Cost of sales	293,101	269,847	23,254	8.6%
Operating expenses	54,622	50,088	4,534	9.1%
Franchise fee costs	19,908	17,074	2,834	16.6%
General & administrative expenses	36,124	30,810	5,314	17.2%
Equity (income)	(10,001)	(9,235)	(766)	8.3%
Other (income) expense, net	(187)	333	(520)	N/M

TOTAL COSTS & EXPENSES, NET	393,567	358,917	34,650	9.7%

OPERATING INCOME	117,125	106,340	10,785	10.1%
Interest (expense)	(5,969)	(6,143)	174	(2.8%)
Interest income	1,073	1,324	(251)	(19.0%)

INCOME BEFORE INCOME TAXES	112,229	101,521	10,708	10.5%
INCOME TAXES	37,255	34,282	2,973	8.7%

NET INCOME	$74,974	$67,239	$7,735	11.5%

Basic earnings per share of common stock	$0.41	$0.36	$0.05	14.6%

Diluted earnings per share of common stock	$0.41	$0.36	$0.05	14.5%

Basic shares of common stock (in thousands)	183,983	189,017	(5,034)	(2.7%)

Diluted shares of common stock (in thousands)	184,258	189,253	(4,995)	(2.6%)

Dividend per share of common stock	$0.09	$0.07	$0.02

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year-to-Date Ended
	June 29, 2008	July 1, 2007	$ Change	% Change
REVENUES
Sales	$642,379	$586,344	$56,035	9.6%
Franchise revenues
Rents and royalties	289,426	267,354	22,072	8.3%
Franchise fees	39,204	36,167	3,037	8.4%

	328,630	303,521	25,109	8.3%

TOTAL REVENUES	971,009	889,865	81,144	9.1%

COSTS AND EXPENSES
Cost of sales	565,384	517,251	48,133	9.3%
Operating expenses	104,631	97,264	7,367	7.6%
Franchise fee costs	38,188	33,477	4,711	14.1%
General & administrative expenses	67,010	59,560	7,450	12.5%
Equity (income)	(17,363)	(19,012)	1,649	(8.7%)
Other (income) expense, net	(470)	780	(1,250)	N/M

TOTAL COSTS & EXPENSES, NET	757,380	689,320	68,060	9.9%

OPERATING INCOME	213,629	200,545	13,084	6.5%
Interest (expense)	(12,320)	(11,764)	(556)	4.7%
Interest income	3,063	3,320	(257)	(7.7%)

INCOME BEFORE INCOME TAXES	204,372	192,101	12,271	6.4%
INCOME TAXES	67,578	65,601	1,977	3.0%

NET INCOME	$136,794	$126,500	$10,294	8.1%

Basic earnings per share of common stock	$0.74	$0.67	$0.07	11.1%

Diluted earnings per share of common stock	$0.74	$0.67	$0.07	11.0%

Basic shares of common stock (in thousands)	184,749	189,732	(4,983)	(2.6%)

Diluted shares of common stock (in thousands)	185,003	189,981	(4,978)	(2.6%)

Dividend per share of common stock	$0.18	$0.14	$0.04

N/M—not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	June 29, 2008	December 30, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$72,164	$157,602
Restricted cash	18,739	37,790
Accounts receivable, net	122,743	104,889
Notes receivable, net	15,494	10,824
Deferred income taxes	11,626	11,176
Inventories and other, net	58,570	60,281
Advertising fund restricted assets	20,533	20,256

Total current assets	319,869	402,818
Property and equipment, net	1,226,783	1,203,259
Notes receivable, net	13,002	17,415
Deferred income taxes	23,329	23,501
Intangible assets, net	2,876	3,145
Equity investments	133,816	137,177
Other assets	12,610	9,816

Total assets	$1,732,285	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	June 29, 2008	December 30, 2007
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$108,826	$133,412
Accrued liabilities:
Salaries and wages	12,252	17,975
Taxes	18,176	34,522
Other	62,680	95,777
Advertising fund restricted liabilities	39,930	39,475
Current portion of long-term obligations	6,420	6,137

Total current liabilities	248,284	327,298

Long-term liabilities
Term debt	329,291	327,956
Advertising fund restricted debt	10,088	14,351
Capital leases	54,108	52,524
Deferred income taxes	15,306	16,295
Other long-term liabilities	61,119	56,624

Total long-term liabilities	469,912	467,750

Stockholders’ equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	929,259	931,084
Treasury stock, at cost: 9,680,324 and 6,750,052 shares, respectively	(334,929)	(235,155)
Common stock held in trust, at cost: 443,628 and 421,344 shares, respectively	(15,218)	(14,628)
Retained earnings	562,475	458,958
Accumulated other comprehensive (loss)	(127,787)	(138,465)

Total stockholders’ equity	1,014,089	1,002,083

Total liabilities and stockholders’ equity	$1,732,285	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

(Unaudited)

	Year-to-date Ended
	June 29, 2008	July 1, 2007
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES	$121,286	$118,785

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(66,074)	(70,359)
Principal payments on notes receivable	1,075	4,114
Other investing activities	(4,274)	(1,211)

Net cash used in investing activities	(69,273)	(67,456)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(100,294)	(90,025)
Dividend payments	(33,277)	(26,587)
Purchase of common stock held in trust	(3,842)	(7,233)
Purchase of common stock for settlement of restricted stock units	(226)	(110)
Proceeds from issuance of debt, net of issuance costs	1,514	2,448
Principal payments on other long-term debt obligations	(2,611)	(2,541)

Net cash used in financing activities	(138,736)	(124,048)

Effect of exchange rate changes on cash	1,285	(4,754)

Decrease in cash and cash equivalents	(85,438)	(77,473)
Cash and cash equivalents at beginning of period	157,602	176,083

Cash and cash equivalents at end of period	$72,164	$98,610

Other data:
Depreciation and amortization	$44,137	$41,025

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Second Quarter Ended
	June 29, 2008	% of Total	July 1, 2007	% of Total
REVENUES
Canada	$470,094	92.1%	$425,531	91.5%
U.S.	40,598	7.9%	39,726	8.5%

Total Revenues	$510,692	100.0%	$465,257	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$130,433	100.1%	$115,969	99.9%
U.S.	(190)	(0.1)%	79	0.1%

Reportable Segment Operating Income	130,243	100.0%	116,048	100.0%

Corporate Charges	(13,118)		(9,708)

Consolidated Operating Income	117,125		106,340
Interest, net	(4,896)		(4,819)
Income taxes	(37,255)		(34,282)

Net Income	$74,974		$67,239

	Year-to-date Ended
	June 29, 2008	% of Total	July 1, 2007	% of Total
REVENUES
Canada	$896,582	92.3%	$813,743	91.4%
U.S.	74,427	7.7%	76,122	8.6%

Total Revenues	$971,009	100.0%	$889,865	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$236,968	101.3%	$222,653	101.8%
U.S.	(3,069)	(1.3)%	(4,039)	(1.8)%

Reportable Segment Operating Income	233,899	100.0%	218,614	100.0%

Corporate Charges	(20,270)		(18,069)

Consolidated Operating Income	213,629		200,545
Interest, net	(9,257)		(8,444)
Income taxes	(67,578)		(65,601)

Net Income	$136,794		$126,500

	Second Quarter Ended
	June 29, 2008	July 1, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$288,089	$261,458	$26,631	10.2%
Company-operated restaurant sales	11,143	15,235	(4,092)	(26.9)%
Sales from restaurants consolidated under FIN 46R	36,641	31,301	5,340	17.1%

	$335,873	$307,994	$27,879	9.1%

	Year-to-date Ended
	June 29, 2008	July 1, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$552,794	$496,793	$56,001	11.3%
Company-operated restaurant sales	22,741	30,942	(8,201)	(26.5)%
Sales from restaurants consolidated under FIN 46R	66,844	58,609	8,235	14.1%

	$642,379	$586,344	$56,035	9.6%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of June 29, 2008	As of December 30, 2007	Increase/ (Decrease) From Prior Quarter	As of July 1, 2007	Increase/ (Decrease) From Prior Year
Tim Hortons
Canada
Company-operated	21	30	(9)	26	(5)
Franchise	2,830	2,793	37	2,707	123

	2,851	2,823	28	2,733	118

% Franchised	99.3%	98.9%		99.0%

U.S.
Company-operated	33	42	(9)	50	(17)
Franchise	373	356	17	295	78

	406	398	8	345	61

% Franchised	91.9%	89.4%		85.5%

Total Tim Hortons
Company-operated	54	72	(18)	76	(22)
Franchise	3,203	3,149	54	3,002	201

	3,257	3,221	36	3,078	179

% Franchised	98.3%	97.8%		97.5%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant's business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company's primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2008 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance, new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92% of its consolidated revenues, and all of its profit, in 2007. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims, security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners, affiliates, or corporate social responsibility programs.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchise locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, palm oil and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including drive thrus), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of limitations of the IRS ruling under Section 355 in connection with the Company’s separation from Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, employee and/or business data, or if the Company experiences a significant breach of customer, employee or company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development and/or certain equipment utilized in operations; employee claims for employment or labour matters, including wage and hour claims; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.